FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 11, 2002

(Date of earliest even reported)

HOUSEHOLD FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-75 (Commission File Number)	36-1239445 (I.R.S. Employee Identification No.)

2700 Sanders Road
Prospect Heights, Illinois 60070
(Address of principal executive officers)

Registrant's telephone number, including area code: 847-564-5000

Item 5. Other Events.

Agreement with Attorneys General.

Household International, Inc. ("Household"), the parent of Household Finance Corporation, announced on October 11, 2002 that it has reached a preliminary agreement with a multi-state working group of state attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer lending and insurance laws and regulations in its retail branch consumer lending operations as conducted by Household Finance Corporation and its consolidated subsidiaries (collectively referred to herein as the "Registrant") under the HFC and Beneficial brand names. Household denies the allegations of the states and believes that if claims or actions were brought based upon the allegations, the Registrant would have substantive meritorious legal defenses. However, in recognition that resulting litigation and/or regulatory proceedings would be protracted and that the outcome of such disputes is uncertain, the Registrant has elected to resolve the issues by agreement. The press release of Household relating to the agreement is attached as Exhibit 99.1 hereto.

The proposed agreement requires the Registrant to establish a settlement fund and to pay certain expenses of investigation and administration. The Registrant will also provide greater disclosures and alternatives for customers in connection with nonprime mortgage lending originated by its retail branch network. No fines, penalties or punitive damages are being assessed by the states pursuant to the proposed agreement. In addition, the Registrant will unilaterally amend all branch originated real estate secured loans to provide that no prepayment penalty is payable later than 24 months after origination.

To become effective, states in which at least 80% (by dollar volume) of the Registrant's retail branch real estate secured loans (including personal homeowner loans) were originated from January 1, 1999 through September 30, 2002 (the "Covered Loans") must participate in the agreement. The Registrant will enter a separate consent decree with each participating state or agency. All consent decrees entered as part of this settlement must be executed prior to December 15, 2002.

Pursuant to the proposed agreement, the Registrant will establish a fund of up to $484,000,000 to be divided among the participating states, with each state receiving a proportionate share of the funds based upon the volume of the Covered Loans originated in the state. The Registrant will deposit these monies into the fund in three installments, commencing 30 days after the filing of consent decrees representing at least 80% of the Covered Loans. Each deposit is required to be at least one-third of $387,500,000. The amount of the settlement fund will proportionately increase above the $387,500,000 minimum for participation in excess of 80% of the Covered Loans.

The Registrant will also reimburse the states for the expenses of their investigation in an amount not to exceed $10.2 million and will pay fees and expenses of an independent administrator up to, for each state, the greater of two percent of each participating state's share of the settlement fund or $20,000. At its expense, the Registrant will also retain an independent monitor to report on its compliance with the proposed agreement over the next five years.

Each borrower that receives restitution under the agreement will be required to release all civil claims against Household and the Registrant relating to the Registrant's lending practices. Each participating state will agree that the settlement resolves all current civil investigations and proceedings by participating attorneys general and state lending regulators relating to the lending practices at issue.

The Registrant will record a charge in the third quarter of $525 million (pre-tax) reflecting the costs of this settlement agreement and related matters.

Actions by Rating Agencies. On October 11, 2002, Standard & Poor's ("S&P") announced that it had revised its long-term and commercial paper debt ratings for the Registrant. S&P's ratings were revised as follows: long-term senior debt from "A" to "A-" and commercial paper debt from "A-1" to "A-2".

On October 11, 2002, Fitch Ratings announced that it had placed the long-term and commercial paper ratings of the Registrant on "Ratings Watch Negative."

On October 11, 2002, Moody's Investors Service ("Moody's") confirmed all ratings on the Registrant.

A listing of the current debt ratings of Household Finance Corporation is attached as Exhibit 99.2 hereto.

Item 7. Financial Statements and Exhibits.
a)	Financial statements of business acquired. Not applicable
b)	Pro forma financial information. Not applicable

No.	Exhibit
99.1	Press Release titled "Household International Reaches Historic Consumer Protection Agreement with State Officials."

99.2	Debt Securities Ratings.

Item 9. Regulation F-D

Conference Call. In an announced web-cast and telephone conference on October 11, 2002 management discussed the proposed agreement and the effects on the Registrant's parent, Household. A replay of the conference call is available on Household's website www/household.com, until October 21, 2002.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOUSEHOLD FINANCE CORPORATION (Registrant)

By: /s/ P. D. Schwartz
Patrick D. Schwartz Assistant Secretary
Dated: October 15, 2002

Exhibit Index
Exhibits
No.	Description
99.1	Press Release titled "Household International Reaches Historic Consumer Protection Agreement with State Officials."

99.2	Debt Securities Ratings.